Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The shareholders and Board of Directors

Mega Matrix Corp. (formerly known as AeroCentury Corp.)

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2022, relating to the consolidated financial statements of Mega Matrix Corp. (formerly known as AeroCentury Corp.) and the retrospective adjustments for the effects of the five for one forward stock split to the 2020 consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for year ended December 31, 2021.

Our report includes an explanatory paragraph that states that the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on March 29, 2021. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on September 30, 2021. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of September 30, 2021. Accordingly, the Company’s consolidated financial statements prior to September 30, 2021 are not comparable to its consolidated financial statements for period after September 30, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Audit Alliance LLP

Singapore

August 1, 2022